EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FOURTH QUARTER FISCAL 2016 FINANCIAL RESULTS

▪

Fourth quarter net revenues of $107.5 million and net income of $3.2 million, or $0.25 per diluted share (which includes a $0.17 per share favorable income tax credit), for the three months ended September 30, 2016, compared to net revenues of 117.0 million and net income of $5.8 million, or $0.46 per diluted share, for the same period of fiscal 2015.

▪

Net revenues of $406.4 million and net income of $5.0 million, or $0.40 per diluted share, for fiscal 2016, compared to net revenues of $487.6 million and net income of $30.5 million, or $2.45 per diluted share, for fiscal 2015.

▪	Backlog of $168.4 million at September 30, 2016, a decrease of 10.1% from $187.2 million at June 30, 2016.
▪	Capital spending for fiscal 2016 of $31.6 million.
▪	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, November 17, 2016 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the fourth quarter and fiscal year ended September  30, 2016.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“In our fourth quarter of fiscal 2016, we achieved improved sequential revenue in our aerospace, chemical processing and other markets and stable revenue in our industrial gas turbine market compared to our third quarter of fiscal 2016.  However, our gross profit margin percentage was lower due to a less profitable mix shipped during the quarter as compared to last quarter, and our transactional business during the quarter was weaker,” said Mark Comerford, President and Chief Executive Officer.  “In addition, fixed cost absorption was impacted by our reduction of inventory over the quarter.  Business conditions became more challenging in the fourth quarter as our order entry and backlog levels declined over the quarter.  As a result, we are reducing production rates, inventory levels and costs in response to the slow base-business conditions as we see customers in cash conservation mode managing their inventories as the end of the calendar year approaches.”

4th Quarter Results

Net Revenues.   Net revenues were $107.5 million in the fourth quarter of fiscal 2016, a decrease of 8.1% from $117.0 million in the same period of fiscal 2015. Volume was 4.4 million pounds in the fourth quarter of fiscal 2016, a decrease of 12.0% from 5.0 million pounds in the same period of fiscal 2015.  The decrease in volume, which is most pronounced in the chemical processing and industrial gas turbines market, is primarily due to lower base-business demand.  The product-sales average selling price was $22.86 per pound in the fourth quarter of fiscal 2016, an increase of $0.90 per pound or 4.1% from $21.96 per pound in the same period of fiscal 2015.  The average selling price increased as a result of several factors, including the following: change in product mix, representing approximately $2.63 of the increase, partially offset by increased pricing competition, representing approximately $1.56 of a decrease, and by lower raw material market prices, which represented approximately $0.17 per pound of a decrease.

Cost of Sales.  Cost of sales was $94.2 million, or 87.6% of net revenues, in the fourth quarter of fiscal 2016 compared to $95.6 million, or 81.7% of net revenues, in the same period of fiscal 2015. Cost of sales in the fourth quarter of fiscal 2016 decreased by $1.4 million as compared to the same period of fiscal 2015 due to lower volumes and lower raw material costs relative to the same period of fiscal 2015, partially offset by higher manufacturing costs due to the higher-cost mix.

Gross Profit.   As a result of the above factors, gross profit was $13.3 million for the fourth quarter of fiscal 2016, a decrease of $8.1 million from the same period of fiscal 2015. Gross margin as a percentage of net revenue decreased to 12.4% in the fourth quarter of fiscal 2016 as compared to 18.3% in the same period of fiscal 2015. The decrease is primarily attributable to a less profitable mix of products sold in the fourth quarter of fiscal 2016 and lower nickel prices compared to the fourth quarter of fiscal 2015, which created compression on gross margins.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $10.7 million for the fourth quarter of fiscal 2016, a decrease of $0.1 million from the same period of fiscal 2015. The decrease in expense was primarily driven by lower management incentive compensation of $0.7 million, partially offset by lower foreign currency exchange gains of $0.3 million and higher other expenses of $0.3 million.    Selling, general and administrative expense as a percentage of net revenues increased to 9.9% for the fourth quarter of fiscal 2016 compared to 9.2% for the same period of fiscal 2015.

Research and Technical Expense.  Research and technical expense was $1.0 million, or 0.9% of revenue, for the fourth quarter of fiscal 2016, compared to $0.9 million, or 0.8% of revenue, in the same period of fiscal 2015.

Operating Income.  As a result of the above factors, operating income in the fourth quarter of fiscal 2016 was $1.7 million compared to $9.7 million in the same period of fiscal 2015.

Income Taxes.  Income tax benefit was $1.6 million in the fourth quarter of fiscal 2016, a change of $5.2 million from income tax expense of $3.6 million in the fourth quarter of fiscal 2015.  In the fourth quarter of each fiscal year, it is common to have income tax adjustments as prior year income tax filings are completed and previously estimated taxable income becomes known.  In fiscal 2016, such adjustments were favorable to our normalized effective tax rate as compared to fiscal 2015, which had an unfavorable impact on the quarter.  The tax benefit realized in the fourth quarter of fiscal 2016 is primarily attributable to an increase in deferred tax assets as a result of an increase in the Company’s blended state tax rate.

Net Income.  As a result of the above factors, net income in the fourth quarter of fiscal 2016 was $3.2 million, a decrease of $2.6 million from $5.8 million in the same period of fiscal 2015.

Fiscal 2016 Results

Net Revenues.  Net revenues were $406.4 million in fiscal 2016, a decrease of 16.7% from $487.6 million in fiscal 2015, due to a decrease in average selling price per pound combined with a decrease in volume. The average product selling price was $21.31 per pound in fiscal 2016, a decrease of 6.3%, or $1.44, from $22.75 per pound in fiscal 2015. Volume was 18.0 million pounds in fiscal 2016, a decrease of 11.3% from 20.3 million pounds in fiscal 2015 with reductions in the aerospace, chemical processing and other markets. Average product selling price decreased due to a combination of the following factors: lower raw material market prices, which decreased average selling price by approximately $1.29 per pound, and increased pricing competition, which decreased average selling price by approximately $0.50 per pound, partially offset by a change to a higher-value product mix, which increased average product selling price by approximately $0.35 per pound.

Cost of Sales.  Cost of sales was $358.8 million, or 88.3% of net revenues, in fiscal 2016 compared to $394.0 million, or 80.8% of net revenues, in fiscal 2015. Cost of sales in fiscal 2016 decreased by $35.2 million as compared to fiscal 2015 primarily due to lower volume, partially offset by a higher-value product mix sold.

Gross Profit.    As a result of the above factors, gross margin was $47.6 million for fiscal 2016, a decrease of $46.1 million from $93.7 million in fiscal 2015. Gross margin as a percentage of net revenue decreased to 11.7% in fiscal 2016 as compared to 19.2% in fiscal 2015.  The decrease is primarily attributable to a less-profitable mix of products sold in fiscal

2016 related to the lower sales of specialty application projects and falling nickel prices.   Falling nickel prices created compression on gross margins due to pressure on selling prices from lower nickel prices, combined with higher cost of sales as the Company sold the higher-cost inventory melted in a prior period with higher nickel prices.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $39.7 million for fiscal 2016, a decrease of $2.9 million, or 6.8%, from $42.6 million in fiscal 2015. The decrease in expense was primarily driven by lower management incentive compensation expense in fiscal 2016.  Selling, general and administrative expenses as a percentage of net revenues increased to 9.8% for fiscal 2016, compared to 8.7% for fiscal 2015.

Research and Technical Expense.  Research and technical expense was $3.7 million, or 0.9% of revenue, for fiscal 2016, compared to $3.6 million, or 0.7% of net revenue, in fiscal 2015.

Operating Income.  As a result of the above factors, operating income in fiscal 2016 was $4.2 million, compared to operating income of $47.5 million in fiscal 2015.

Income Taxes.    A benefit from income taxes of $1.3 million was incurred in fiscal 2016 compared to expense of $16.7 million in fiscal 2015, resulting in a difference of $18.0 million.  The tax benefit realized in fiscal 2016 is primarily attributable to an increase in deferred tax assets as a result of an increase in the Company’s blended state tax rate.  The increased state tax rate had an approximately $1.8 million benefit to income taxes.  Additionally, the Company recognized a research and development tax credit that had a $0.8 million tax benefit partially offset by an unfavorable tax adjustment of $0.3 million as a result of a federal tax law that was enacted during the year.

Net Income.  As a result of the above factors, net income in fiscal 2016 was $5.0 million, a decrease of $25.5 million from net income of $30.5 million in fiscal 2015.

Volumes, Competition and Pricing

Business conditions improved in the first half of fiscal 2015 but became increasingly challenging in the third and fourth quarters of fiscal 2015 with falling nickel prices and continued headwinds related to foreign currency and lower oil and gas demand creating a spillover impact on the Company’s chemical processing business.  This challenging environment continued throughout fiscal 2016.  The second half of fiscal 2016 included improved financial results from higher levels of specialty application projects, however conditions for our base business continue to be challenging.  Specialty application projects provided a partial offset to the sluggishness in the highly competitive commodity-based side of the chemical processing market in fiscal 2016, where volumes declined by 34.5% compared to the previous fiscal year. Overall volume in fiscal 2016 of 18.0 million pounds was 11.3% lower as compared to fiscal 2015.  Specialty application projects will continue to be a focus in an effort to offset these challenging conditions.

Product average selling price per pound declined by $1.44 or 6.3% in fiscal 2016 as compared to fiscal 2015.  Declining raw material prices drove a majority of the decline estimated at $1.30 per pound, with nickel prices estimated to account for $0.93 per pound of the decline.  The market price of nickel has been declining dramatically. The average price as reported by the London Metals Exchange in fiscal 2014 was $7.51 per pound, which declined 20.9% to $5.94 per pound for fiscal 2015, and declined 30.3% further to $4.14 per pound in fiscal year 2016.  The London Metals Exchange price for the 30-days ending September 30, 2016 was $4.63 per pound.  Falling nickel prices create compression on gross margins due to pressure on selling prices from lower nickel prices, combined with higher cost of sales as the Company sells off the higher cost inventory acquired in a prior period with higher nickel prices.  This compression occurred throughout fiscal 2016, however, assuming the price of nickel remains stable, it is not expected to continue into fiscal 2017.

Gross Profit Margin Trend Performance

Gross margin dollars in the second half of fiscal 2016 were improved due to higher levels of specialty application projects compared to the first half.  Gross margin dollars were slightly higher in the fourth quarter of fiscal 2016 as compared to the first three quarters of fiscal 2016, however the gross margin percentage declined as compared to the first and third quarter of fiscal 2016 due primarily to a less profitable product mix.  Partially offsetting the less profitable mix, gross margin was strengthened due to decreased nickel compression in the fourth quarter as compared to the second and third quarters.  Assuming nickel prices remain stable, the Company does not expect nickel compression to have a material impact on gross margins as we move into fiscal 2017.

Backlog

Backlog was $168.4 million at September 30, 2016, a decrease of approximately $18.8 million, or 10.1%, from $187.2 million at June 30, 2016. The backlog dollars decreased during the fourth quarter of fiscal 2016 due to a 7.4% decrease in backlog average selling price combined with a 2.9% decrease in backlog pounds.  The primary driver for the reduction in backlog was lower order entry combined with the shipment of large projects.

During fiscal 2016, the backlog decreased by $17.4 million, or 9.4%, from $185.8 million at September 30, 2015 to $168.3 million at September 30, 2016 due to a 7.6% decrease in backlog pounds combined with a 1.9% decrease in backlog average selling price.  Management believes that the decline in the backlog reflects global economic concerns and a temporary slowing of industrial demand.

Capital Spending

During fiscal 2015 and at certain times in fiscal 2016, the Company was capacity constrained on sheet production as it experienced higher demand for thin-gauge flat products from our customers, driven by the strong growth in the aerospace market.  In response to this heightened demand and the anticipation of future demand growth, the Company made investments to increase capacity in the heat treating and cold rolling areas.  Management expects that these investments will begin to contribute to profitability in the first half of fiscal 2017 with continued benefits as utilization ramps up on this new capacity.

In May 2016, the Company announced the relocation of its Midwest Service Center operations to LaPorte, Indiana.  With this move, the Company is increasing its service center capacity and capabilities with new building improvements and equipment amounting to approximately $11.9 million, of which approximately $2.3 million has been spent to date.

The Company is also in the final stages of implementing a global information technology system. This upgrade is expected to provide the Company with an integrated global system, enhanced analytical capability and improved capabilities in capacity planning, inventory management and customer service. To date, the Company has spent $14.3 million on the project and expects to spend approximately $0.5 million in fiscal 2017 for a total of approximately $14.8 million. The system is currently in use at the U.S. and European service centers and has been implemented in the U.S. for general ledger, accounts payable and receivable, purchasing, manufacturing and sales.   The systems upgrade for the wire manufacturing system is expected to be implemented during the first and second quarters of fiscal 2017.

Capital spending in fiscal 2016 was $31.6 million, and the forecast for capital spending in fiscal 2017 is approximately $22.0 million. The $22.0 million of planned capital spending includes $6.0 million to continue to build out and increase the LaPorte service center operations and $4.9 million to further increase sheet manufacturing capacity in the Kokomo operations, which is expected to help the Company to keep pace with the anticipated growth in the aerospace market.  The remaining $11.1 million of planned spending is earmarked for the completion of the manufacturing phase of the IT systems upgrade ($0.5 million) and continued upgrades throughout our manufacturing facilities ($10.6 million).

Liquidity

During fiscal 2016, the Company’s primary sources of cash were cash on‑hand and cash from operations, as detailed below. At September 30, 2016, the Company had cash and cash equivalents of $59.3 million (excluding restricted cash of $5.4 million) compared to cash and cash equivalents of $49.0 million at September 30, 2015. As of September 30, 2016, the Company had cash and cash equivalents of $13.7 million that was held by foreign subsidiaries in various currencies.

Net cash provided by operating activities was $54.0 million in fiscal 2016 compared to $48.4 million in fiscal 2015. The higher cash provided in fiscal 2016 compared to fiscal 2015 was largely driven by changes in working capital, in particular, cash provided from accounts receivable of $11.0 million in fiscal 2016 compared to cash used from lower accounts receivable of $5.0 million in fiscal 2015.  Additionally, cash used from lower accounts payable and accrued expenses of $1.8 million in fiscal 2016 was less than cash used from lower accounts payable and accrued expenses of $8.6 million in fiscal 2015.  Other significant contributors to the higher cash provided by operating activities were income tax refunds of $6.5 million in fiscal 2016 compared to tax payments of $14.0 million in fiscal 2015 as well as the receipt of advance payments from customers (recorded as deferred revenue), which amounted to a favorable $5.0 million change.  Partially offsetting the above mentioned cash flow drivers was lower net income of $5.0 million in fiscal 2016 compared to $30.5 million fiscal 2015.

Net cash used in investing activities in fiscal 2016 of $31.6 million was lower than cash used in investing activities in fiscal 2015 of $33.1 million by $1.5 million as a result of the acquisition of the Leveltek – LaPorte assets of $14.6 million that occurred in fiscal 2015, partially offset by higher additions to property, plant and equipment of $13.1 million in fiscal 2016.

Net cash used in financing activities in fiscal 2016 of $11.5 million included $11.0 million of dividend payments.

The Company’s sources of liquidity for fiscal 2017 are expected to consist primarily of cash generated from operations, cash on‑hand and, if needed, borrowings under the U.S. revolving credit facility. At September 30, 2016, the Company had cash of $59.3 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves that could limit the Company’s borrowing to approximately $105.0 million. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

On November 17, 2016, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable December 15, 2016 to stockholders of record at the close of business on December 1, 2016. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $11.0 million on an annualized basis.

Guidance

The Company expects the revenue and earnings in the first quarter of fiscal 2017 to be to be lower than those achieved in the fourth quarter of fiscal 2016, excluding the favorable tax benefit.  The first quarter is always impacted by lower production and shipping days due to holidays and planned maintenance shutdowns.  In addition, the Company is expecting lower levels of specialty application project shipments in the first quarter as compared to the fourth quarter.   Management believes base-volumes and prices will continue to be challenged in the next quarter with tepid demand, the continued strong dollar and uncertainties in the global macro-economic and political environment.

Earnings Conference Call

The Company will host a conference call on Friday, November 18, 2016 to discuss its results for the fourth quarter of fiscal 2016.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, November 18, 2016	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, November 18th at 11:00 a.m. ET, through 11:59 p.m. ET on Sunday,  December 18, 2016. To listen to the replay, please dial:

Domestic:	877-481-4010
International:	919-882-2331
Replay Access:	Conference: 10150

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities

Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2016 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2016.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Year Ended	Year Ended
	September 30,	September 30,
	2015	2016
Net revenues	$487,635	$406,359
Cost of sales	393,971	358,779
Gross profit	93,664	47,580
Selling, general and administrative expense	42,572	39,684
Research and technical expense	3,598	3,698
Operating income	47,494	4,198
Interest income	(94)	(108)
Interest expense	412	555
Income before income taxes	47,176	3,751
Provision for (benefit from) income taxes	16,690	(1,269)
Net income	$30,486	$5,020
Net income per share:
Basic	$2.45	$0.40
Diluted	$2.45	$0.40
Dividends declared per common share	$0.88	$0.88

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30,	September 30,
	2015	2016
ASSETS
Current assets:
Cash and cash equivalents	$49,045	$59,297
Restricted cash	—	5,446
Accounts receivable, less allowance for doubtful accounts of $869 and $402 at September 30, 2015 and September 30, 2016, respectively	75,593	61,612
Inventories	247,836	236,558
Income taxes receivable	3,699	538
Deferred income taxes—current portion	6,295	—
Other current assets	2,974	2,809
Total current assets	385,442	366,260
Property, plant and equipment, net	185,351	199,182
Deferred income taxes—long term portion	53,958	71,010
Prepayments and deferred charges	1,877	1,798
Goodwill	4,789	4,789
Other intangible assets, net	6,774	6,562
Total assets	$638,191	$649,601
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,386	$29,925
Accrued expenses	16,576	12,880
Accrued pension and postretirement benefits	4,965	5,095
Deferred revenue—current portion	2,500	7,488
Total current liabilities	53,427	55,388
Long-term obligations (less current portion)	4,574	8,256
Deferred revenue (less current portion)	25,329	22,829
Deferred income taxes	—	1,578
Accrued pension benefits (less current portion)	107,208	130,134
Accrued postretirement benefits (less current portion)	105,664	120,117
Total liabilities	296,202	338,302
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,467,498 and 12,520,308 shares issued and 12,446,000 and 12,491,149 outstanding at September 30, 2015 and September 30, 2016, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	244,488	246,625
Accumulated earnings	186,533	180,565
Treasury stock, 21,498 shares at September 30, 2015 and 29,159 shares at September 30, 2016	(1,091)	(1,380)
Accumulated other comprehensive loss	(87,953)	(114,523)
Total stockholders’ equity	341,989	311,299
Total liabilities and stockholders’ equity	$638,191	$649,601

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended	Year Ended
	September 30,	September 30,
	2015	2016
Cash flows from operating activities:
Net income	$30,486	$5,020
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	18,997	20,533
Amortization	511	503
Pension and post-retirement expense - U.S. and U.K.	12,592	19,048
Change in long-term obligations	(498)	73
Stock compensation expense	2,184	1,980
Excess tax expense from restricted stock vesting	55	153
Deferred revenue	(2,500)	2,488
Deferred income taxes	2,810	1,428
Loss on disposition of property	399	438
Change in assets and liabilities:
Restricted cash	—	(5,446)
Accounts receivable	(5,011)	10,965
Inventories	4,073	6,611
Other assets	117	237
Accounts payable and accrued expenses	(8,685)	(1,782)
Income taxes	(99)	3,773
Accrued pension and postretirement benefits	(7,036)	(12,035)
Net cash provided by operating activities	48,395	53,987
Cash flows from investing activities:
Additions to property, plant and equipment	(18,546)	(31,633)
Acquisition of Leveltek - LaPorte assets	(14,600)	—
Net cash used in investing activities	(33,146)	(31,633)
Cash flows from financing activities:
Dividends paid	(10,952)	(10,988)
Proceeds from exercise of stock options	—	310
Payment for purchase of treasury stock	(251)	(289)
Excess tax expense from restricted stock vesting	(55)	(153)
Payment for debt issuance cost	—	(291)
Payments on long-term obligation	(173)	(91)
Net cash used in financing activities	(11,431)	(11,502)
Effect of exchange rates on cash	(644)	(600)
Increase (decrease) in cash and cash equivalents:	3,174	10,252
Cash and cash equivalents:
Beginning of period	45,871	49,045
End of period	$49,045	$59,297

Quarterly Data

The unaudited quarterly results of operations of the Company for the years ended September 30, 2015 and 2016 are as follows.

	2015
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$110,676	$138,688	$121,270	$117,001
Gross Profit	20,271	27,837	24,151	21,405
Net income	6,381	11,719	6,602	5,784
Net income per share:
Basic	$ 0.51	$ 0.94	$ 0.53	$ 0.46
Diluted	$ 0.51	$ 0.94	$ 0.53	$ 0.46

	2016
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$95,070	$102,511	$101,255	$107,523
Gross Profit	12,088	8,905	13,265	13,322
Net income	228	(1,162)	2,792	3,162
Net income per share:
Basic	$ 0.02	$ (0.09)	$ 0.22	$ 0.25
Diluted	$ 0.02	$ (0.09)	$ 0.22	$ 0.25